Exhibit 14.1

LogicMark, Inc.

Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers, employees, contractors and consultants (collectively, “Associates”) of LogicMark, Inc. (“LogicMark”, the “Company”, “we”, “us” or “our”). LogicMark’s policy is (a) to conduct its business in accordance with high moral and ethical standards and in compliance with all applicable laws and regulations, and (b) to maintain the highest practicable standards in its accounting and financial procedures and statements. This Code is intended to promote the conduct of all Company business at all levels of the Company in accordance with that policy. All Associates must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Accordingly, all Associates subject to the Code must certify their understanding of, and intent to comply with, this Code. Please refer to the certification attached hereto as Exhibit A.

If you have any questions regarding this Code or its application to you in any situation, you should contact the Company’s human resources department (“Human Resources”).

Compliance with this Code is required of every director, officer, employee and any other individual acting on behalf of the Company. It is the responsibility of every Associate and LogicMark’s policy to encourage Associates to ask questions, seek guidance, report suspected violations or express their concerns regarding compliance with this Code.

Those who violate the standards in this Code will be subject to disciplinary action. If you find yourself in a situation that you believe may violate or lead to a violation of this Code, contact Human Resources or the Company’s Chief Financial Officer (“Chief Financial Officer”) immediately.

1.	Compliance with Laws, Rules and Regulations

The Company requires that Associates comply with all laws, rules and regulations applicable to the Company. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company or any Associate, it is your responsibility to promptly report the matter to Human Resources or the Chief Financial Officer. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report violations anonymously if you wish. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. No Associate shall discharge, demote, suspend, threaten, harass or in any other manner discriminate against an Associate who in good faith reports any such violation. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation. Specific laws, rules and regulations that you are expected to comply with include:

a.	Non-discrimination

We regard the diversity of our employees as a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Discrimination in employment is illegal under U.S. law and a violation of LogicMark’s policies. It is our policy to recruit, hire, promote, assign, compensate and train qualified persons without regard to race, color, religion, sex, national origin, ancestry, age, marital status, sexual orientation or disability. Any employee engaging in discrimination is subject to disciplinary action, including, but not limited to, termination of employment.

b.	Sexual Harassment

Sexual harassment is illegal under U.S. law and a violation of the Company’s policies. Any employee engaging in sexual harassment is subject to disciplinary action, including, but not limited to, termination of employment.

c.	Other Harassment

We prohibit any conduct that creates an intimidating, hostile, or offensive work environment. You should never bring firearms, explosives, or other weapons into our facilities or onto the surrounding properties, including in vehicles in our parking areas. And, of course, you should never make any physical threat or engage in any verbal abuse toward other Associates, whether at work, on social media or elsewhere.

2.	Conflicts of Interest

All Associates must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee or other Associate, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively. In order to avoid conflicts of interest, all Associates must observe the following restrictions, which are not to be construed as a comprehensive list:

1.	No Associate of the Company, or close relative of such an Associate, may own any financial interest, a proprietorship interest or a partnership interest in any enterprise which competes with the Company, other than an investment representing less than one percent (1%) of the voting power of a publicly-held company or less than five percent (5%) of the voting power of a privately-held company; for enterprises that do business with the Company (including customers and suppliers), you must disclose to the Chief Financial Officer ownership representing five percent (5%) or greater of the voting power of such enterprise;

2.	No Associate may use the Company’s name, property, proprietary or confidential information or goodwill for personal gain or for the gain of others.

3.	No Associate may perform services as an Associate with any enterprise that directly competes with the Company or is a significant customer or significant supplier of the Company, other than at the request, or with the prior written approval, of the Company.

A “close relative” of any person means a spouse, dependent child or any other person living in the same home with such person.

Conflicts of interest are prohibited as a matter of Company policy. It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to Human Resources, the Chief Financial Officer or the Chief Executive Officer.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your Human Resources or the Chief Financial Officer.

3.	Insider Trading

Associates who have material non-public information about the Company or other companies, including our suppliers, customers, contractors and consultants as a result of their relationship with the Company, are prohibited by law and Company policy from trading in securities of the Company or such other companies, except in accordance with pre-approved trading plans established in accordance with U.S. Securities and Exchange Commission (“SEC”) Rule 10b5-1. In addition, Associates who have material non-public information about the Company or other companies, including our suppliers, customers, contractors, and consultants as a result of their relationship with the Company, are prohibited by law and Company policy from communicating such information to others who might trade on the basis of that information.

“Material non-public information” is defined as any non-public information that if disclosed would influence an investor’s decision regarding the Company’s securities. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision to buy or sell Company securities on the basis of this information is not only unethical but also illegal and subject to possible civil and criminal penalties. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an “Insider Trading Policy,” which is incorporated into this Code. A copy of the Insider Trading Policy is available from Human Resources. Except in accordance with pre- approved Rule 10b5-1 trading plans, executive officers and directors (those subject to Section 16 of the Securities Exchange Act of 1934, as amended) are not permitted to trade in Company securities during certain “blackout periods” and only after receiving approval of the Chief Financial Officer.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Chief Financial Officer before making any such investment decision.

4.	Health and Safety

The Company strives to provide each of its Associates with a safe and healthy work environment. Each Company Associates has responsibility for maintaining a safe and healthy workplace for all Company Associates by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions to your supervisor and Human Resources.

Violence and threatening behavior are not permitted. Company Associates should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

5.	Confidentiality

All Associates must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, Associates should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated either to external parties outside of the Company or to internal parties within the Company, including any other Associate, except to Associates who have a need to know such information in order to perform their responsibilities for the Company. The obligation to preserve confidential information continues even after employment ends.

To protect the Company’s confidential information, including but not limited to, research and development of products and business information, all applicable Associates are required to sign an Employee Non-Disclosure and Non-Solicitation Agreement as a condition of their employment. By signing that agreement, all such Associates agree to, among other things, the following:

1.	Such Associates must not disclose, without prior written permission, or in any other way make use of Company trade secrets and confidential information, except for the benefit of Company;

2.	All files, records, drawings, notes and other documents will be and will remain the property of the Company; and

3.	Any and all inventions, improvements or discoveries related to the Company’s business that such an Associate makes while employed by the Company shall be and shall remain the property of the Company and shall be assigned to the Company.

4.	Any files, records, drawings, notes and other documents related to the Company’s business that such an Associate creates while employed by the Company, including, without limitation, documents that contain trade secrets and confidential information regarding the Company or its Associates, shall be returned to the Company upon the cessation of services provided by such Associate to the Company.

A copy of the Employee Non-Disclosure and Non-Solicitation Agreement is available from Human Resources.

Third parties may ask you for information concerning the Company. No Associate (other than the Company’s authorized spokespersons) is permitted to discuss confidential internal Company matters with, or disseminate internal Company confidential information to, anyone outside the Company, except as required in the performance of such Associate’s Company duties and only after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and Company security holders. All responses on behalf of the Company to inquiries must be made only by the Company’s authorized spokespersons, who are the Chief Executive Officer and Chief Financial Officer (or any individuals that they designate to provide a response). If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to one of the Company’s authorized spokespersons.

All Associates also must abide by any lawful obligations that they have to the Company once they cease providing services to the Company. These obligations may include restrictions on the use and disclosure of confidential information.

6.	Privacy and Security of Personal Information

Our role in the emergency response industry requires us to collect and maintain personal information of those we serve. This information is protected under federal and state privacy and security laws and includes Personally Identifiable Information (“PII”) and Protected Health Information (“PHI”). These laws require PII and PHI be handled in a confidential manner. International privacy laws may also apply to certain information that we collect and maintain.

PII is information that can identify a person, either by itself or when received in combination with other information. PHI is personally identifiable information that we receive in connection with our provision of health monitoring services and identifies (or can be used to reasonably identify) a person.

PHI relates to that person’s health care or status, including payment for that care, but also includes information like the person’s telephone number if we receive it when providing health monitoring services.

You should always remember that those we serve, including colleagues using our services, count on us to protect their personal information. In addition, protecting PII, PHI and the confidentiality of those we serve is a condition of employment with the Company.

When dealing with a person’s personal information you must:

●	Use and disclose only the minimum necessary amount of PII or PHI to do the required work, including:

o	Using health information with all personal information identifiers removed whenever possible;

o	Sharing PII and PHI with the minimum number of people; and

o	Viewing only the minimum amount of such person’s information required.

●	Disclose PII of PHI only with appropriate written authorization from such person, unless the law authorizes or requires disclosure.

●	Never view such person’s, or another customer’s or colleague’s, personal information out of curiosity.

●	Appropriately dispose of unneeded copies of documents containing PII or PHI.

●	Keep documents with confidential information out of sight in a locked file cabinet or desk drawer, and never leave PII or PHI active on computers, sitting at a printer, in fax machines or other generally accessible areas.

●	Ensure that PII and PHI transmitted or transported outside of the Company to third parties is encrypted. This includes not only emails, but also PII and PHI stored on portable devices, such as USB devices, disks, laptops and mobile devices.

The privacy and personal information of those we serve is central to what we do at the Company. Violating these or other privacy requirements will result in disciplinary action, including, but not limited to, termination, even for a first offense. Violations can also result in civil and/or criminal penalties for the Company and any other Associate involved with any such violation.

7.	Honest and Ethical Conduct and Fair Dealing

All Associates should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. No Associate shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services reflect our ethical obligations. All operations must be conducted in accordance with all applicable laws and regulations. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

8.	Protection and Proper Use of Corporate Assets

All Associates should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. All Associates must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else. Company equipment should not be used for non- Company business, though incidental personal use may be permitted.

The obligation of Associates to protect the Company’s assets extends to its proprietary information. Proprietary information includes intellectual property, such as customer data or information, trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

9.	Corporate Opportunities

All Associates must advance the Company’s legitimate interests when the opportunity to do so arises. No Associate shall take for themselves personal opportunities that are discovered through their position or dealings with the Company or use for themselves property or information of the Company, without the consent of the Chief Financial Officer in each instance.

10.	Gifts and Gratuities

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with suppliers and customers. No gift, entertainment or other favors should ever be offered, given, provided or accepted by any Company Associate (or agent thereof), or close relative of such an Associate or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Gifts include entertainment (beyond customary business functions, meals or social events which involve legitimate business discussion and reasonable costs), merchandise, payments, loans, and services. This policy does not bar acceptance of courtesies of nominal value or invitations to social or sports events, which are customary and proper under the circumstances and in keeping with good business ethics so long as no obligation is involved in such acceptance. Please discuss with Human Resources or the Chief Financial Officer any gifts or proposed gifts that you are not certain are appropriate. Any gifts that are not of nominal value should be returned immediately and reported to Human Resources or the Chief Financial Officer. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Associates of the Company should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Associates of the Company, or their agents, must not offer, give, solicit or receive any form of bribe or kickback. Associates of the Company or their agents, shall not directly or indirectly offer or make a corrupt payment to foreign government officials, including employees of state-owned enterprises, foreign political parties or candidates, or public international organizations. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Associates of the Company (or their agents) are strictly prohibited from making illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

11.	Conduct with Public Officials

We are committed to dealing with public officials according to the highest ethical standards. Our conduct with public officials, including any political contributions or business transactions, must comply with applicable laws and regulations and Company policy, including disclosure requirements.

Company policy prohibits Company Associates (or their agents) from giving or offering anything of value, directly or indirectly, to a public official, including any colleague or agent of a government-owned business, in order to influence official action or obtain an improper advantage. “Anything of value” means not only cash, but also gifts, meals, entertainment, political contributions, offers of employment or other benefits. If you have any inquiries related to this policy and prohibition, ask the Chief Financial Officer.

12.	Political Contributions

No political contributions of the funds of LogicMark (or any of its subsidiaries existing now or in the future) are to be made, directly or indirectly, to candidates for political office or to political parties or committees in the United States or any foreign country. Any permissible exceptions to this general prohibition will require the prior consent of the Chief Financial Officer.

13.	Government Contracting

Detailed laws and regulations govern virtually every aspect of doing business with the U.S. government and its agencies. Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

14.	Accuracy of Books and Records and Public Reports

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported by hourly employees. Many employees regularly use business expense accounts, which must be documented and recorded accurately and timely. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Chief Financial Officer. Rules and guidelines are available from the Chief Financial Officer.

Associates of the Company must honestly and accurately report all business transactions. Each Company Associate is responsible for the accuracy of their records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to U.S. generally accepted accounting principles (“GAAP”) and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Chief Financial Officer.

15.	Provision Relating to Principal Executive, Financial and Accounting Officers

This Code is intended and designed to promote full, fair, accurate, timely and understandable disclosure in the Company’s SEC filings and other public communications. The Company’s Principal Executive, Financial and Accounting Officers -- consisting of the Company’s Chief Executive Officer and Chief Financial Officer -- hold an especially important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect, balance and preserve the interests of all of the Company’s stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which the Company’s business is conducted. The Company’s Chief Executive Officer and Chief Financial Officer fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization, and by demonstrating the following:

The Company’s Chief Executive Officer and Chief Financial Officer will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies that:

●	Encourage professional integrity in all aspects of the Company’s business and operations by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the Company.

●	Prohibit and eliminate the occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a Company Associate, including the Company’s Chief Executive Officer and Chief Financial Officer.

●	Provide a mechanism for Company Associates to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

The Company’s Chief Executive Officer and Chief Financial Officer will establish and manage the Company’s enterprise transaction and reporting systems and procedures to ensure that:

●	Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with GAAP and established Company financial policy.

●	The retention or proper disposal of Company records are in accordance with applicable legal and regulatory requirements.

●	Periodic financial communications and reports are delivered in a manner that facilitates a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

16.	Concerns Regarding Accounting or Auditing Matters

Associates who have concerns regarding questionable accounting or auditing matters or complaints regarding the Company’s accounting, internal accounting controls or auditing matters may report such concerns directly to Human Resources or the Chief Financial Officer. All concerns and complaints received will be forwarded to the Chief Executive Officer.

The Chief Executive Officer will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any Company Associate who reports a complaint or concern (unless such person is found to have knowingly and willfully made a false report) or otherwise assists in a proceeding related to such a complaint or concern.

17.	Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any Company Associate, other than a Company director or executive officer, who believes that an exception to any of these policies is appropriate in his or her case should first contact such person’s immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Financial Officer must be obtained. The Chief Financial Officer shall be responsible for maintaining a complete written record of all requests for exceptions to any of the Code’s policies and the disposition of such requests.

Any Company executive officer or director who seeks an exception to any of the Code’s policies should contact the Chief Financial Officer. Any waiver of this Code for Company executive officers or directors or any change to this Code that applies to such executive officers or directors may be made only by the Board of Directors of the Company (“Board”), or the appropriate committee of the Board and will be disclosed as required by law or applicable regulation.

18.	Reporting and Compliance Procedures

Every Associate has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any Associate who knows or believes that any other Associate or other representative of the Company has engaged or is engaging in conduct that violates this Code should report such information to Human Resources or the Chief Financial Officer, as described below. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report violations anonymously if you wish. You may report such violations without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any person who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor or Human Resources representative who receives a report of a violation of this Code must immediately inform the Chief Financial Officer. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

If the Chief Financial Officer receives information regarding an alleged violation of this Code, the Chief Financial Officer shall, as appropriate, (a) report the same to the Chief Executive Officer, (b) evaluate such information and investigate the alleged violation, using outside counsel if deemed appropriate, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such investigation, together with a recommendation as to disposition of the matter, to the Audit Committee of the Board for action, or if the alleged violation involves an executive officer or a director of the Company, report the results of any such inquiry or investigation to the Board. Associates are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, including, but not limited to, discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any Associate who has violated this Code. In the event that the alleged violation involves an executive officer or a director of the Company, the Chief Executive Officer and the Board, respectively, shall each determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, including, but not limited to, discharge.

19.	Dissemination, Annual Review and Amendment

This Code shall be distributed to each new Associate upon commencement of employment or other relationship with the Company and shall also be distributed annually to each Associate of the Company.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be obtained from Human Resources.

This document is not an employment contract between the Company and any Associates and does not alter LogicMark’s employment at will policy.

Last Revised on June 1, 2022.

EXHIBIT A

CERTIFICATION

I certify that:

1.	I have read and understand the LogicMark, Inc. Code of Business Conduct and Ethics (the “Code”). I understand that LogicMark, Inc.’s Chief Financial Officer is available to answer any questions I have regarding the Code and this signed certification will be retained as part of LogicMark, Inc.’s records.

2.	Since June 1, 2022, or such shorter period of time that I have been an Associate (as defined in the Code), I have complied with the Code.

3.	I will continue to comply with the Code for as long as I am subject to the Code.

Print name: ________________________

Signature:________________________

Date: ________________________

If the undersigned is an entity:

____________________________

Name of Entity

____________________________

Signature of Authorized Signatory

____________________________

Name of Authorized Signatory (Print)

____________________________

Title of Authorized Signatory (Print)

____________________________

Date